Exhibit 21





SUBSIDIARIES OF THE CORPORATION



All subsidiaries of E'town Corporation as of December 31, 1996 are as follows:


                      						  			State of
	Name							                  	Incorporation



	Elizabethtown Water Company	 			New Jersey

	E'town Properties, Inc.    					Delaware

	Applied Watershed Management, LLC	   (1)




(1) Joint venture formed as a Limited Liability Company. The company is 65%-owned by E'town Corporation.